EXHIBIT 10.4

Second Amended and Restated

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) made effective as of the 13th day of November 2007 (the “Effective Date”), by and between Advanced Life Sciences, Inc., an Illinois corporation (the “Company”), and Suseelan Pookote (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment contract (the “Original Employment Contract”); and

WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement, effective November 7, 2006 (the “First Amended and Restated Employment Agreement); and

WHEREAS, the Company and the Executive desire to enter into this Second Amended and Restated Agreement, effective as of the Effective Date, to amend and restate the First Amended and Restated Employment Agreement; and

WHEREAS, the Company desires to employ the Executive in accordance with the terms and conditions hereinafter set forth and the Executive desires to be so employed; and

WHEREAS, the Company has agreed with the Executive that this Agreement shall set forth the terms and conditions of the Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

1.                                       Term. The employment of the Executive by the Company pursuant to this Agreement shall begin as of the Effective Date and shall expire on the third anniversary of the Effective Date (the “Term”), unless extended, as set forth below, or otherwise terminated pursuant to the provisions of this Agreement; provided, however, that commencing on the third anniversary of the Effective Date and on each anniversary thereafter, the Term of this Agreement shall automatically be extended for one additional year unless, not later than 90 days prior to such anniversary, the Executive or the Company shall have given notice in writing that he or it does not wish to extend this Agreement.

2.                                       Position and Duties. The Executive shall serve as the Executive Vice President of Corporate Development of the Company, and shall have such responsibilities, duties and authority as are assigned by the Chief Executive Officer and are customarily associated with such position, including but not limited to, those he may have as of the Effective Date. The Executive shall devote such time to the performance of his duties as is necessary to satisfactorily perform his responsibilities and duties.

3.                                       Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company currently in Woodridge, Illinois, except for required travel on the Company’s business.

4.                                       Compensation and Related Matters. During the Term of the Executive’s employment, as compensation and consideration for the performance by the Executive of the Executive’s duties, responsibilities and covenants pursuant to this Agreement, the Company shall pay the Executive and the Executive agrees to accept in full payment for such performance the amounts and benefits set forth below.

(a)                                  Salary. The Company shall pay to the Executive an annual base salary of $215,000 (“Base Salary”), payable in substantially equal installments no less frequently than monthly in accordance with the Company’s applicable payroll practices. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall review the Base Salary annually, at a minimum, or at such other time as it deems a review necessary and may increase the Base Salary on a prospective basis. Any such salary adjustment shall then be considered Base Salary for the purposes of this Agreement. The Executive’s Base Salary shall not be reduced after any increase, without the Executive’s consent.

(b)                                 Bonus. The Executive shall be eligible to participate throughout the Term in the Company’s annual bonus plan or any similar or successor bonus plan (“Bonus Plan”) in accordance with the Company’s compensation practices and the terms and provisions of the Bonus Plan. Each year, the Executive may be eligible to receive a target performance bonus of thirty percent (30%) of Base Salary. The amount of the Executive’s target performance bonus shall be reviewed annually and may be increased by the Compensation Committee.

(c)                                  Stock Incentive Plan. The Executive shall be eligible to receive additional awards of the Company’s common stock under the Company’s Stock Incentive Plan or under any other equity plan of the Company as determined by the Compensation Committee in its discretion.

(d)                                 Other Benefits and Perquisites. During the Term of the Executive’s employment hereunder:

(i) Benefit Plans. The Executive shall be entitled to participate in or receive benefits under any employee pension or welfare benefit plan or arrangement made available by the Company at any time during his employment hereunder to its employees (collectively the “Benefit Plans”), including without limitation each qualified retirement plan, life insurance and accident plan, medical, dental insurance plans, and disability plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, as they may be amended from time to time.

(ii) Vacation. The Executive shall be entitled to not less than 20 days of paid vacation in each calendar year, in accordance with the Company’s vacation policy.

(iii)                               Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all reasonable business, travel or other out-of-pocket expenses incurred by the Executive in fulfilling the Executive’s duties and responsibilities hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

5.                                       Termination.

(a)                                  The Executive’s employment hereunder may be terminated under the following circumstances:

(i)                                     The death of the Executive;

(ii)                                  By the Company for “Cause”, which shall mean any of the following:, as determined by the Board in its discretion:  (A) conviction of or plea of guilty or nolo contendere to any criminal violation involving dishonesty or fraud; (B) engagement in conduct that is injurious to the Company; (C) engagement in any act of dishonesty or misconduct that results in damage to the Company or its business or reputation or that the Board determines to adversely affect the value, reliability or performance of the Executive to the Company; (D) refusal or failure to substantially comply with the Company’s human resources rules, policies, directions and/or restrictions relating to harassment and/or discrimination, or with compliance or risk management rules, policies, directions and/or restrictions; (E) unauthorized use or disclosure of Confidential Information (as defined below) or other trade secrets of the Company; (F) loss of any license or registration that is necessary for the Executive to perform his duties to the Company, or commission of any act that could result in the legal disqualification of the Executive from being employed by the Company or any of its affiliates; (G) failure to cooperate with the Company or any of its affiliates in any internal investigation or administrative, regulatory or judicial proceeding; or (H) continuous failure by the Executive to perform his duties to the Company (which may include any sustained and unexcused absence of the Executive from the performance of such duties, which absence has not been certified in writing as due to physical or mental illness or disability), after a written demand for performance has been delivered to the Executive identifying the manner in which the Executive has failed to substantially perform such duties. The application of any part of the definition of Cause set forth in clauses (A) through (H) above to the Executive shall not preclude or prevent the reliance by the Company or the Board on any other part of the definition that also may be applicable. In addition, the Executive’s employment shall be deemed to have terminated for Cause if, after the Executive’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

(iii)                               By mutual agreement between the Company and the Executive; or

(iv)                              By the Executive or the Company for any reason other than as stated in Sections 5(a)(i) through 5(a)(iii) above, upon providing a Notice of Termination (as defined in Section 5(b)).

(b)                                 Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than a termination pursuant to Section 5(a)(i) above) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(c)                                  “Date of Termination” shall mean (i) if the Executive’s employment is terminated pursuant to Section 5(a)(i) above, the date of his death; (ii) if the Executive’s employment is terminated pursuant to Section 5(a)(ii) or 5(a)(iv) above, the date such Notice of Termination is given (or such later date as provided therein); (iii) if the Executive’s employment is terminated pursuant to Section 5(a)(iii) above, the date mutually agreed to by the parties; (iv) the date the Term of this Agreement expires, if either the Company or the Executive provides notice in accordance with Section 1; or (v) if the Executive terminates his employment and fails to provide written notice to the Company of such termination, the date of such termination.

6.                                       Compensation Upon Termination.

(a)                                  The following payments shall be made upon the Executive’s termination of employment for any reason:  (i) earned but unpaid Base Salary through the Executive’s Date of Termination; (ii) any accrued but unpaid vacation; (iii) unreimbursed business expenses owed pursuant to Section 4(d)(iii); (iv) any outstanding notes payable to the Executive along with the interest due; and (v) any amounts payable under any of the Company’s Bonus Plan and Benefit Plans in accordance with the terms of those plans. All amounts under clauses (i) through (v) shall be paid in a lump sum on the Executive’s Date of Termination or as soon as administratively practicable thereafter.

(b)                                 In the event that the Executive’s employment is terminated pursuant to Sections 5(a)(i) or 5(a)(ii), or by the Executive for any reason pursuant to Section 5(a)(iv), above, the Company shall have no further obligation to the Executive under this Agreement, other than the payments in Section 6(a).

(c)                                  If the Executive’s employment is terminated by the parties pursuant to Section 5(a)(iii) above, the Executive shall be entitled to receive the compensation the parties specify in any written agreement that the Company and the Executive execute regarding the Executive’s termination.

(d)                                 In addition to the payments made under Section 6(a), if the Executive’s employment is terminated by the Company without Cause pursuant to Section 5(a)(iv) above, and conditioned upon the Executive’s execution of a valid and legally enforceable release of claims against the Company, the Company shall, for a period of twelve (12) months following the Date of Termination (the “Severance Period”):  (i) provide to the Executive salary continuation paid in accordance with the Company’s applicable payroll practices, at the Executive’s Base Salary rate in effect as of the Date of Termination and (ii) continue the Executive’s coverage under the Company’s health medical, dental, vision, disability, and life and accident benefit plans, in which the Executive participated immediately prior to the Date of Termination, provided, however, that if the Company cannot continue such coverage, the Company shall provide or arrange to provide, at its expense, similar coverage to the Executive and if such coverage cannot be arranged, the Company will provide a cash equivalent payment to the Executive. In addition, no later than two and one-half (2½) months following the end of the year in which the Executive’s employment is terminated, the Company shall pay the Executive in a lump sum an amount equal to the Executive’s target performance bonus multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the Executive’s employment is terminated through the Date of Termination and the denominator of which is 365. Notwithstanding the forgoing, vacation days shall not accrue during the Severance Period.

(e)                                  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 6 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

(f)                                    The obligations of the Company to make payments and provide benefits under this Section 6 shall survive the termination of this Agreement.

7.                                       Change in Control. Upon a Change in Control (as defined below), all outstanding stock options and other equity awards under the Company’s Stock Incentive Plan or other similar or successor plan held by the Executive will immediately become fully vested and exercisable.

(a)                                  Payments and Benefits Upon Employment Termination Upon a Change in Control. If, within twenty four (24) months after a Change in Control, the Executive’s employment is terminated by the Company other than for Cause or if the Executive terminates employment for Good Reason (as defined below), the Company shall provide the following payments and benefits to the Executive, in lieu of those payments and benefits provided under Sections 6(d), but in addition to the amounts payable under Section 6(a):

(i)                                     The Company shall pay the Executive a lump sum cash amount equal to (2) times the sum of (A) the Executive’s annual Base Salary as in effect on the date of the Executive’s termination of employment and (B) the Executive’s target performance bonus amount as in effect as in effect for the fiscal year in which the Executive’s employment is terminated:

(Base Salary + Target Performance Bonus)   x   2   =   lump sum cash amount

(ii)                                  The Company shall continue the Executive’s coverage under the Company’s health medical, dental, vision, disability, and life and accident insurance benefit plans in which the Executive participated immediately prior to the Executive’s termination of employment for a period of twenty four (24) months, provided, however, that if the Company cannot continue such coverage, the Company shall provide or arrange to provide, at its expense, similar coverage to the Executive and if such coverage cannot be arranged, the Company will provide a cash equivalent payment to the Executive.

(b)                                 Timing of Payment. All payments under Section 7(a)(i) shall be made in a lump sum cash payment as soon as practicable, but in no event more than 10 days after the Executive’s termination of employment.

(c)                                  Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

(i) “Change in Control” means the occurrence of any one or more of the following:

(A)                              any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), including a “group” (as defined in Section 13(d)(3) of the Exchange Act), other than (I) the Company, (II) any wholly-owned subsidiary of the Company, (III) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, or (IV) a “Permitted Holder” (as defined below), becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company having fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business) (the “Company Voting Securities”); provided, however, that the event described in this Section 7(c)(i) shall not be deemed to be a Change in Control by virtue of any underwriter temporarily holding securities pursuant to an offering of such securities;

(B)                                individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Directors”), together with any new director(s) whose election or nomination for election by the Company’s stockholders subsequent to the date hereof was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were Incumbent Directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(C)                                the consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless immediately following such Business Combination:  (A) holders of the securities of the Company entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination own or hold, in substantially the same proportions as their ownership immediately prior to such Business Combination, more than 50% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the entity resulting from such Business Combination, or (y) if applicable, the entity that as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries; or

(D)                               the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than fifty percent (50%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, however, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control transaction shall then occur.

Further notwithstanding the foregoing, unless a majority of the Incumbent Directors determines otherwise, no Change in Control shall be deemed to have occurred with respect to the Executive if the Change in Control results from actions or events in which the Executive is a participant in a capacity other than solely as an officer, employee or director of the Company or any of its affiliates.

(ii)                                  “Permitted Holders” means (A) Michael T. Flavin (the “Principal”), (B) the spouse or any immediate family member of the Principal and any child or spouse of any spouse or immediate family member of the Principal, (C) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding, directly or indirectly, a controlling interest of which consists of the Principal and/or such other persons referred to in the immediately preceding clause (B), or (D) the trustees of any trust referred to in clause (D).

(iii)                               “Good Reason” means any of the following conditions, without the Executive’s consent, (A) a material diminution in the Executive’s Base Salary, (B) a material diminution in the Executive’s authority, duties, or responsibilities, (C) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board (or other similar governing body), (D) a material diminution in the budget over which the Executive retains authority, (E) a material change in the geographic location at which the Executive must perform services, and (F) any other action or inaction that constitutes a material breach by the Company of this Agreement. If one or more of the above conditions exists, the Executive must provide notice to the Company within ninety (90) days of the initial existence of the condition. Upon such notice, the Company shall have a period of thirty (30) days during which it may remedy the condition.

(d)                                 Treatment of Parachute Payments.

(i)                                     Notwithstanding any other provisions of this Agreement, and except as set forth below, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits, including payments under Section 7(a) above, being hereinafter called “Total Payments”) is determined to be an “excess parachute payment” pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or substitute provision of the Code, with the effect that the Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the cash payments provided in Section 7(a)(i) of this Agreement shall first be reduced, and the noncash payments and benefits shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.

(ii)                                  All determinations required to be made under this Section 7(d), and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by the Company immediately prior to the date of the Executive’s termination of employment or, if the parties determine that such certified public accounting firm cannot make such determination because of legal restrictions, the parties shall agree on a different certified public accounting firm (such certified public accounting firm is hereinafter referred to as the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive not later than 5 days prior to the date of the Executive’s termination of employment. The Company shall pay all fees and expenses of the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, except as provided in paragraph (ii) below.

(iii)                               As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (the “IRS”) or other agency will claim that an Excise Tax, or a greater Excise Tax, is due. If the Executive is required to make a payment of any such Excise Tax, the Company will promptly pay the Executive an additional amount equal to the amount, or greater amount, of Excise Tax the Executive is required to pay (plus a gross up payment for any income taxes, interest, penalties or additional Excise Tax payable by Executive with respect to such Excise Tax or additional payment), as determined by the Accounting Firm. The Executive will notify the Company in writing of any claim by the IRS or other agency that, if successful, would require payment by the Company of the additional payments under this paragraph. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. The Company shall pay all fees and expenses of the Executive relating to a claim by the IRS or other agency. Payments under this Section 7(d)(iii) will be made by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes, in accordance with Code Section 409A and Treas. Reg. §1.409A-3(i)(1)(v) (or any similar or successor provisions).

8.                                       Code Section 409A.

(a)                                  This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent.

(b)                                 To the extent payments under Section 6(d) are subject to Code Section 409A and the Executive is a Specified Employee (as defined below) as of the Date of Termination, distributions to the Executive may not be made before the date that is six months after the date of the Date of Termination or, if earlier, the date of the Executive’s death (the “Six Month Delay Rule”). The term “Specified Employee” has the meaning given to that term in Code Section 409A and Treas. Reg. §1.409A-1(c)(i) (or other similar or successor provisions). Payments to which the Executive would otherwise be entitled during the first six months following the Date of Termination (the “Six Month Delay”) will be accumulated and paid on the first day of the seventh month following the Date of Termination. Notwithstanding the Six Month Delay Rule set forth in this Section 8(b), to the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provision), during the Six Month Delay, the Company will provide the payments set forth in Section 6(d)(i) above, but in no event will the amount of such payments exceed during the Six Month Delay an amount equal to two times the lesser of (i) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Date of Termination occurs and (ii) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Date of Termination), provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Section 6(d)(i) above. Notwithstanding the Six Month Delay Rule set forth in this Section 8(b), to the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v) (or any similar or successor provision), the Company will provide the payments set forth in Section 6(d)(ii), if not otherwise excepted from Code Section 409A, to the extent such payments do not exceed the applicable dollar amount under Code Section 402(g)(1)(B) for the year in which the Date of Termination occurs; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Section 6(d)(ii) above.

(c)                                  Payments under Section 7(a)(i) are intended to qualify as short-term deferrals. However, if the Company reasonably determines that a payment under Section 7(a)(i) above does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), or that other benefits under Section 7(a) do not qualify for an exception from Code Section 409A and the Executive is a Specified Employee as of the Date of Termination, distributions to the Executive are subject to the Six Month Delay Rule. Payments to which the Executive would otherwise be entitled during the Six Month Delay will be accumulated and paid on the first day of the seventh month following the Date of Termination. Notwithstanding the Six-Month Delay Rule set forth in this Section 8(c):

(i)                                     To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provision), during the first month of the Six-Month Delay, the Company will pay the Executive an amount equal to the lesser of:  (i) the total lump sum severance provided under Section 7(a)(i) or (ii) two times the lesser of (A) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Date of Termination occurs, and (B) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Date of Termination); provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Section 7(a)(i) above.

(ii)                                  To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v) (or any similar or successor provision), the Company will provide the payments set forth in Section 7(a)(ii), if not otherwise excepted from Code Section 409A, to the extent such payments do not exceed the applicable dollar amount under Code Section 402(g)(1)(B) for the year in which the Date of Termination occurs; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Section 7(a)(ii) above.

9.                                       Restrictive Covenants.

(a)                                  Trade Secrets. The Executive acknowledges that he has had and shall have access to confidential information of the Company, whether or not reduced to writing and whether in paper, electronic, digital, analog or other format (including, but not limited to, trade secrets, know-how, Inventions (as defined below), new product and product development information, research results, marketing and sales programs, customer and supplier information, financial data, employee records, cost information, pricing information, sales and marketing strategies, the identity of customers, information received by the Company under an obligation of confidentiality to customers, and all information generated by the Company for customers) relating to the past, present or planned business, customers, clients, contacts, prospects and assets of the Company that is unique, valuable and has not purposefully been made generally known to the public by the Company (“Confidential Information”). Confidential Information shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive that constitutes a breach of this Section 9, generally known or available to the public; (ii) is hereafter furnished without restriction on disclosure to the Executive by a third party, other than an employee or agent of the Company, who is not under any obligation of confidentiality to the Company; (iii) is disclosed with the written approval of the Company; or (iv) is required to be disclosed or provided by law, court order, or similar compulsion, including pursuant to or in connection with any legal proceeding involving the parties hereto; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided further, however, that if the Executive is required to disclose such Confidential Information, the Executive shall give the Company notice of such disclosure and cooperate in seeking suitable protections. The Executive acknowledges that all Confidential Information, and all documents, files, reports, drawings, designs, specifications, formulae, samples, data, writings, tools, equipment, memory devices or any other tangible objects that incorporate, contain, refer to or embody any Confidential Information (“Items”), acquired by the Executive in connection with the Executive’s employment with the Company are the property of the Company. Other than in the course of performing services for the Company or otherwise authorized in writing by the Company, the Executive shall not, at any time, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead shall keep all

Confidential Information strictly and absolutely confidential. The Executive shall deliver promptly to the Company, at the termination of his employment or at any other time at the request of the Company, without retaining any copies, all Items and any other documents or materials in the Executive’s possession relating, directly or indirectly, to any Confidential Information.

(b)                                 Non-competition. Beginning on the Effective Date and for a period of twelve (12) months following Executive’s Date of Termination (the “Restricted Period”), Executive shall not directly or indirectly, alone or in conjunction with any other party, own any interest in, operate, control, engage in or participate as a partner, director, principal, officer, employee, independent contractor or agent of, act as a consultant to, perform any services for, or assist in any way any company, person, or entity in the United States that is engaged in “Competing Services” (as defined herein). Competing Services shall mean chemistry and biology research and development relating to, arising from, connected with, or competitive with or intended to be competitive with, any product or research project as to which the Executive performed services for the Company, or about which the Executive received access to Confidential Information while employed by the Company. If the Executive obtains other employment during the twelve-month period after the Executive’s Date of Termination, the Executive agrees to notify the Company in writing of the name and address of such employer.

(c)                                  Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, directly or indirectly solicit or induce, or attempt to solicit or induce, any current employee of the Company, or any individual who becomes an employee during the Restricted Period, to leave his or her employment with the Company or join or become affiliated with any other business or entity, hire any employee of the Company or in any way interfere with the relationship between any employee and the Company.

(d)                                 Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any customer, supplier, licensee, licensor or other business relation of the Company to terminate its relationship or contract with the Company, to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including making any negative statements or communications concerning the Company or their employees).

(e)                                  Inventions. The Executive acknowledges all inventions of the Company (including, but not limited to, procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs, or configurations of any kind, discovered, conceived, reduced to practice, developed, made or produced) (“Inventions”) that (i) relate to the present or planned business of the Company or the work performed by the Company for its customers, and (ii) are conceived or reduced to practice by the Executive, either alone or with others, during the Executive’s employment with the Company or during a period of 120 days after the Executive’s Date of Termination, whether or not done during the Executive’s regular working hours, are the sole property of the Company, including, without limitation, all domestic and foreign patent rights, rights of registration or other protection under the copyright laws, or other rights pertaining to the Inventions. For purposes of this Agreement, Inventions shall include any improvements to an Invention and shall not be limited to the definition of a patentable invention or copyrightable work of authorship as contained in the United States patent or copyright laws. The Executive shall disclose promptly and fully in writing to the Company each Invention, whether or not reduced to practice, that the Executive conceives or learns (either alone or jointly with others) during the Term of Employment. The Executive hereby assigns to the Company, or its nominee, all of the Executive’s right, title and interest, including international priority rights, in and to all Inventions (other than any Invention that was developed entirely on the Executive’s own time and for which no equipment, supplies, facilities or trade secret information of the Company was used, unless such Invention relates directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development), and in and to all United States or foreign patents, copyrights and other proprietary rights granted thereon or resulting therefrom, and in and to all applications for United States or foreign copyrights, patents and other proprietary rights. The Executive shall execute all papers, perform all lawful acts or assist the Company in any way the Company deems necessary or advisable (at the Company’s expense) for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patents applications and patents of the United States and foreign countries, and for obtaining and enforcing copyright protection and registration, of any Invention. To that end, the Executive shall at the Company’s request and without limitation, testify in any suit or other proceeding involving any of the Inventions, execute all documents that the Company reasonably determines to be necessary or convenient for use in applying for and obtaining patent or copyright protection and registration on any of the Inventions and enforcement of that protection and registration, and execute all necessary documents and papers required to vest title in and assign to the Company (or its nominee) patent or copyright protection and registration. The Executive’s obligation to assist the Company in obtaining and enforcing patent or copyright protection and registration for the Inventions shall continue following termination of this Agreement, but Company shall compensate the Executive following the expiration or termination of this Agreement at a rate of $10 for the execution of each document and $150 per day for each day or portion thereof spent at the Company’s request in rendering assistance, plus reimbursement for the reasonable out-of-pocket expenses incurred by the Executive for such assistance. The Executive hereby irrevocably appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact to act for and on behalf of the Executive in filing all patent applications, applications for copyright protection and registration amendments, renewals and all other appropriate documents in any way related to the Inventions.

(f)                                    Survival. The provisions set forth in this Section 9 shall survive termination of this Agreement.

(g)                                 Scope Limitations. If the scope, period of time or area of restriction specified in this Section 9 are or would be judged to be unreasonable in any court proceeding, then the period of time, scope or area of restriction shall be reduced or limited in the manner and to the extent necessary to make the restriction reasonable, so that the restriction may be enforced in those areas, during the period of time and in the scope that are or would be judged to be reasonable.

10.                                 Binding Agreement; Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate. This Agreement shall be binding upon, and inure to the benefit of, any successors or assigns of the Company. This Agreement is not intended to confer upon any person other than the parties hereto (and the Executives’ Spouse and dependents) any rights or remedies, except as specifically provided in this Section 10.

11.                                 Notice. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered, if delivered personally, or (unless otherwise specified) when received, if mailed by United States certified or registered mail, return receipt requested, postage prepaid, by Federal Express or other reputable overnight courier service or by facsimile, addressed as follows:

If to the Executive:

Suseelan Pookote

1440 Davey Road

Woodridge, Illinois 60517

If to the Company:

Advanced Life Sciences, Inc.

1440 Davey Road

Woodridge, Illinois 60517

Attn: Chief Executive Officer

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.                                 General Provisions. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Company’s Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

13.                                 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, in whole or in part, then it shall be deemed to be modified or restricted to the extent and in the manner necessary to render it valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if the provision had been originally incorporated herein as so modified or restricted, or as if it had not originally been incorporated herein, as the case may be.

14.                                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15.                                 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. For the avoidance of doubt, the Company and the Executive hereby agree that this Agreement shall replace and supersede the Original Employment Contract and First Amended and Restated Employment Agreement and govern the relationship of the parties.

16.                                 Irreparable Harm. The Executive acknowledges that: (i) the Executive’s compliance with this Agreement is necessary to preserve and protect the proprietary rights, Confidential Information and the goodwill of the Company and its subsidiaries as going concerns; (ii) any failure by the Executive to comply with the provisions of this Agreement shall result in irreparable and continuing injury for which there will be no adequate remedy at law; and (iii) in the event that the Executive should fail to comply with the terms and conditions of this Agreement, the Company shall be entitled, in addition to such other relief as may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) as may be necessary to cause the Executive to comply with this Agreement, to restore to the Company its property, and to make the Company whole.

17.                                 Consent to Jurisdiction and Forum; Legal Fees and Costs. The Company and the Executive hereby expressly and irrevocably agree that any action, whether at law or in equity, arising out of or based upon this Agreement or the Executive’s employment by the Company shall only be brought in a federal or state court located in Cook County, Illinois. The Executive hereby irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of such court. In connection with any dispute arising out of or based upon this Agreement or the Executive’s employment by the Company, each party shall be responsible for its or his own legal fees and expenses and all court costs shall be shared equally by the Company and the Executive unless the court apportions such legal fees or court costs in a different manner.

18.                                 Withholding. All payments made to the Executive pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to the Executive for purposes of amounts due to the Executive under this Agreement.

19.                                 Governing Law. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of Illinois, without regard to its conflict of law provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EXECUTIVE		ADVANCED LIFE SCIENCES, INC.

By:	/s/ Suseelan Pookote	By:	/s/ Michael T. Flavin
Name: Suseelan Pookote		Name: Michael T. Flavin, Ph.D.
Title: Chief Executive Officer